SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     ) *

Square, Inc.

(Name of Issuer)

Class A Common Stock, $0.0000001 par value per share

(Title of Class of Securities)

852234 10 3

(CUSIP Number)

December 31, 2015

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a Reporting Persons’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 852234 10 3	13G

1.	Names of Reporting Persons Granite Global Ventures III L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware, United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 2,195,660 shares (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 2,195,660 shares (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Persons 2,195,660 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 6.5% (3)(4)
12.	Type of Reporting Persons (see instructions) PN

(1)	This statement on Schedule 13G is filed by Granite Global Ventures III L.P., GGV III Entrepreneurs Fund L.P., Granite Global Ventures III L.L.C., Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon and Jenny Lee (collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of (i) 2,160,539 shares of Class B Common Stock held by Granite Global Ventures III L.P. and (ii) 35,121 shares of Class B Common Stock held by GGV III Entrepreneurs Fund L.P. The Class B Common Stock is convertible at the holder’s option in the Issuer’s Class A Common Stock on a 1-for-1 basis. Each share of Class A Common Stock is entitled to one vote. Each share of Class B Common Stock is entitled to ten votes and is convertible at any time into one share of Class A Common Stock. Granite Global Ventures III L.L.C. serves as the General Partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon and Jenny Lee are Managing Directors of Granite Global Ventures III L.L.C. As such, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon and Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon and Jenny Lee own no securities of the Issuer directly.
(3)	Based on 31,717,133 shares of the Issuer’s Class A Common Stock outstanding as of December 31, 2015, as reported by the Issuer to the Reporting Persons, plus 2,195,660 shares of the Issuer’s Class B Common Stock held by the Reporting Persons as of December 31, 2015, which are treated as converted into Class A common stock only for the purpose of computing the percentage ownership of the Reporting Persons.
(4)	The 2,195,660 shares of Class B Common Stock held by the Reporting Persons represent 0.65% of the Issuer’s outstanding Common Stock as of December 31, 2015, based on an aggregate total of 337,145,105 shares of Class A and Class B Common Stock outstanding as of December 31, 2015, as reported by the Issuer to the Reporting Persons, and represent approximately 0.71% of the combined voting power of the Issuer’s Class B Common Stock.

CUSIP No. 852234 10 3	13G

1.	Names of Reporting Persons GGV III Entrepreneurs Fund L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware, United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 2,195,660 shares (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 2,195,660 shares (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Persons 2,195,660 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 6.5% (3)(4)
12.	Type of Reporting Persons (see instructions) PN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of (i) 2,160,539 shares of Class B Common Stock held by Granite Global Ventures III L.P. and (ii) 35,121 shares of Class B Common Stock held by GGV III Entrepreneurs Fund L.P. The Class B Common Stock is convertible at the holder’s option in the Issuer’s Class A Common Stock on a 1-for-1 basis. Each share of Class A Common Stock is entitled to one vote. Each share of Class B Common Stock is entitled to ten votes and is convertible at any time into one share of Class A Common Stock. Granite Global Ventures III L.L.C. serves as the General Partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon and Jenny Lee are Managing Directors of Granite Global Ventures III L.L.C. As such, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon and Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon and Jenny Lee own no securities of the Issuer directly.
(3)	Based on 31,717,133 shares of the Issuer’s Class A Common Stock outstanding as of December 31, 2015, as reported by the Issuer to the Reporting Persons, plus 2,195,660 shares of the Issuer’s Class B Common Stock held by the Reporting Persons as of December 31, 2015, which are treated as converted into Class A common stock only for the purpose of computing the percentage ownership of the Reporting Persons.
(4)	The 2,195,660 shares of Class B Common Stock held by the Reporting Persons represent 0.65% of the Issuer’s outstanding Common Stock as of December 31, 2015, based on an aggregate total of 337,145,105 shares of Class A and Class B Common Stock outstanding as of December 31, 2015, as reported by the Issuer to the Reporting Persons, and represent approximately 0.71% of the combined voting power of the Issuer’s Class B Common Stock.

CUSIP No. 852234 10 3	13G

1.	Names of Reporting Persons Granite Global Ventures III L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware, United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 2,195,660 shares (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 2,195,660 shares (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Persons 2,195,660 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 6.5% (3)(4)
12.	Type of Reporting Persons (see instructions) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of (i) 2,160,539 shares of Class B Common Stock held by Granite Global Ventures III L.P. and (ii) 35,121 shares of Class B Common Stock held by GGV III Entrepreneurs Fund L.P. The Class B Common Stock is convertible at the holder’s option in the Issuer’s Class A Common Stock on a 1-for-1 basis. Each share of Class A Common Stock is entitled to one vote. Each share of Class B Common Stock is entitled to ten votes and is convertible at any time into one share of Class A Common Stock. Granite Global Ventures III L.L.C. serves as the General Partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon and Jenny Lee are Managing Directors of Granite Global Ventures III L.L.C. As such, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon and Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon and Jenny Lee own no securities of the Issuer directly.
(3)	Based on 31,717,133 shares of the Issuer’s Class A Common Stock outstanding as of December 31, 2015, as reported by the Issuer to the Reporting Persons, plus 2,195,660 shares of the Issuer’s Class B Common Stock held by the Reporting Persons as of December 31, 2015, which are treated as converted into Class A common stock only for the purpose of computing the percentage ownership of the Reporting Persons.
(4)	The 2,195,660 shares of Class B Common Stock held by the Reporting Persons represent 0.65% of the Issuer’s outstanding Common Stock as of December 31, 2015, based on an aggregate total of 337,145,105 shares of Class A and Class B Common Stock outstanding as of December 31, 2015, as reported by the Issuer to the Reporting Persons, and represent approximately 0.71% of the combined voting power of the Issuer’s Class B Common Stock.

CUSIP No. 852234 10 3	13G

1.	Names of Reporting Persons Hany M. Nada
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 2,195,660 shares (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 2,195,660 shares (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Persons 2,195,660 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 6.5% (3)(4)
12.	Type of Reporting Persons (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of (i) 2,160,539 shares of Class B Common Stock held by Granite Global Ventures III L.P. and (ii) 35,121 shares of Class B Common Stock held by GGV III Entrepreneurs Fund L.P. The Class B Common Stock is convertible at the holder’s option in the Issuer’s Class A Common Stock on a 1-for-1 basis. Each share of Class A Common Stock is entitled to one vote. Each share of Class B Common Stock is entitled to ten votes and is convertible at any time into one share of Class A Common Stock. Granite Global Ventures III L.L.C. serves as the General Partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon and Jenny Lee are Managing Directors of Granite Global Ventures III L.L.C. As such, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon and Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon and Jenny Lee own no securities of the Issuer directly.
(3)	Based on 31,717,133 shares of the Issuer’s Class A Common Stock outstanding as of December 31, 2015, as reported by the Issuer to the Reporting Persons, plus 2,195,660 shares of the Issuer’s Class B Common Stock held by the Reporting Persons as of December 31, 2015, which are treated as converted into Class A common stock only for the purpose of computing the percentage ownership of the Reporting Persons.
(4)	The 2,195,660 shares of Class B Common Stock held by the Reporting Persons represent 0.65% of the Issuer’s outstanding Common Stock as of December 31, 2015, based on an aggregate total of 337,145,105 shares of Class A and Class B Common Stock outstanding as of December 31, 2015, as reported by the Issuer to the Reporting Persons, and represent approximately 0.71% of the combined voting power of the Issuer’s Class B Common Stock.

CUSIP No. 852234 10 3	13G

1.	Names of Reporting Persons Thomas K. Ng
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 2,195,660 shares (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 2,195,660 shares (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Persons 2,195,660 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 6.5% (3)(4)
12.	Type of Reporting Persons (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of (i) 2,160,539 shares of Class B Common Stock held by Granite Global Ventures III L.P. and (ii) 35,121 shares of Class B Common Stock held by GGV III Entrepreneurs Fund L.P. The Class B Common Stock is convertible at the holder’s option in the Issuer’s Class A Common Stock on a 1-for-1 basis. Each share of Class A Common Stock is entitled to one vote. Each share of Class B Common Stock is entitled to ten votes and is convertible at any time into one share of Class A Common Stock. Granite Global Ventures III L.L.C. serves as the General Partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon and Jenny Lee are Managing Directors of Granite Global Ventures III L.L.C. As such, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon and Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon and Jenny Lee own no securities of the Issuer directly.
(3)	Based on 31,717,133 shares of the Issuer’s Class A Common Stock outstanding as of December 31, 2015, as reported by the Issuer to the Reporting Persons, plus 2,195,660 shares of the Issuer’s Class B Common Stock held by the Reporting Persons as of December 31, 2015, which are treated as converted into Class A common stock only for the purpose of computing the percentage ownership of the Reporting Persons.
(4)	The 2,195,660 shares of Class B Common Stock held by the Reporting Persons represent 0.65% of the Issuer’s outstanding Common Stock as of December 31, 2015, based on an aggregate total of 337,145,105 shares of Class A and Class B Common Stock outstanding as of December 31, 2015, as reported by the Issuer to the Reporting Persons, and represent approximately 0.71% of the combined voting power of the Issuer’s Class B Common Stock.

CUSIP No. 852234 10 3	13G

1.	Names of Reporting Persons Jixun Foo
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Singapore
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 2,195,660 shares (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 2,195,660 shares (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Persons 2,195,660 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 6.5% (3)(4)
12.	Type of Reporting Persons (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of (i) 2,160,539 shares of Class B Common Stock held by Granite Global Ventures III L.P. and (ii) 35,121 shares of Class B Common Stock held by GGV III Entrepreneurs Fund L.P. The Class B Common Stock is convertible at the holder’s option in the Issuer’s Class A Common Stock on a 1-for-1 basis. Each share of Class A Common Stock is entitled to one vote. Each share of Class B Common Stock is entitled to ten votes and is convertible at any time into one share of Class A Common Stock. Granite Global Ventures III L.L.C. serves as the General Partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon and Jenny Lee are Managing Directors of Granite Global Ventures III L.L.C. As such, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon and Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon and Jenny Lee own no securities of the Issuer directly.
(3)	Based on 31,717,133 shares of the Issuer’s Class A Common Stock outstanding as of December 31, 2015, as reported by the Issuer to the Reporting Persons, plus 2,195,660 shares of the Issuer’s Class B Common Stock held by the Reporting Persons as of December 31, 2015, which are treated as converted into Class A common stock only for the purpose of computing the percentage ownership of the Reporting Persons.
(4)	The 2,195,660 shares of Class B Common Stock held by the Reporting Persons represent 0.65% of the Issuer’s outstanding Common Stock as of December 31, 2015, based on an aggregate total of 337,145,105 shares of Class A and Class B Common Stock outstanding as of December 31, 2015, as reported by the Issuer to the Reporting Persons, and represent approximately 0.71% of the combined voting power of the Issuer’s Class B Common Stock.

CUSIP No. 852234 10 3	13G

1.	Names of Reporting Persons Glenn Solomon
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 2,195,660 shares (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 2,195,660 shares (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Persons 2,195,660 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 6.5% (3)(4)
12.	Type of Reporting Persons (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of (i) 2,160,539 shares of Class B Common Stock held by Granite Global Ventures III L.P. and (ii) 35,121 shares of Class B Common Stock held by GGV III Entrepreneurs Fund L.P. The Class B Common Stock is convertible at the holder’s option in the Issuer’s Class A Common Stock on a 1-for-1 basis. Each share of Class A Common Stock is entitled to one vote. Each share of Class B Common Stock is entitled to ten votes and is convertible at any time into one share of Class A Common Stock. Granite Global Ventures III L.L.C. serves as the General Partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon and Jenny Lee are Managing Directors of Granite Global Ventures III L.L.C. As such, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon and Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon and Jenny Lee own no securities of the Issuer directly.
(3)	Based on 31,717,133 shares of the Issuer’s Class A Common Stock outstanding as of December 31, 2015, as reported by the Issuer to the Reporting Persons, plus 2,195,660 shares of the Issuer’s Class B Common Stock held by the Reporting Persons as of December 31, 2015, which are treated as converted into Class A common stock only for the purpose of computing the percentage ownership of the Reporting Persons.
(4)	The 2,195,660 shares of Class B Common Stock held by the Reporting Persons represent 0.65% of the Issuer’s outstanding Common Stock as of December 31, 2015, based on an aggregate total of 337,145,105 shares of Class A and Class B Common Stock outstanding as of December 31, 2015, as reported by the Issuer to the Reporting Persons, and represent approximately 0.71% of the combined voting power of the Issuer’s Class B Common Stock.

CUSIP No. 852234 10 3	13G

1.	Names of Reporting Persons Jenny Lee
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Singapore
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 2,195,660 shares (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 2,195,660 shares (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Persons 2,195,660 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 6.5% (3)(4)
12.	Type of Reporting Persons (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of (i) 2,160,539 shares of Class B Common Stock held by Granite Global Ventures III L.P. and (ii) 35,121 shares of Class B Common Stock held by GGV III Entrepreneurs Fund L.P. The Class B Common Stock is convertible at the holder’s option in the Issuer’s Class A Common Stock on a 1-for-1 basis. Each share of Class A Common Stock is entitled to one vote. Each share of Class B Common Stock is entitled to ten votes and is convertible at any time into one share of Class A Common Stock. Granite Global Ventures III L.L.C. serves as the General Partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon and Jenny Lee are Managing Directors of Granite Global Ventures III L.L.C. As such, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon and Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon and Jenny Lee own no securities of the Issuer directly.
(3)	Based on 31,717,133 shares of the Issuer’s Class A Common Stock outstanding as of December 31, 2015, as reported by the Issuer to the Reporting Persons, plus 2,195,660 shares of the Issuer’s Class B Common Stock held by the Reporting Persons as of December 31, 2015, which are treated as converted into Class A common stock only for the purpose of computing the percentage ownership of the Reporting Persons.
(4)	The 2,195,660 shares of Class B Common Stock held by the Reporting Persons represent 0.65% of the Issuer’s outstanding Common Stock as of December 31, 2015, based on an aggregate total of 337,145,105 shares of Class A and Class B Common Stock outstanding as of December 31, 2015, as reported by the Issuer to the Reporting Persons, and represent approximately 0.71% of the combined voting power of the Issuer’s Class B Common Stock.

CUSIP No. 852234 10 3	13G

Introductory Note: This statement on Schedule 13G is filed on behalf of the Reporting Persons, in respect of Common Stock of Square, Inc. (the “Issuer”).

Item 1(a).	Name of Issuer:

Square, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Officers:

1455 Market Street, Suite 600

San Francisco, California 94103

Item 2(a).	Name of Person(s) Filing:

Granite Global Ventures III L.P.

GGV III Entrepreneurs Fund L.P.

Granite Global Ventures III L.L.C.

Hany M. Nada

Thomas K. Ng

Jixun Foo

Glenn Solomon

Jenny Lee

Item 2(b).	Address of Principal Business Office:

GGV Capital

3000 Sand Hill Road, Building 4, Suite 230

Menlo Park, California 94025

United States of America

Item 2(c).	Citizenship or Place of Organization:

Name	Citizenship or Place of Organization

1. Granite Global Ventures III L.P.	Delaware, United States of America

2. GGV III Entrepreneurs Fund L.P.	Delaware, United States of America

3. Granite Global Ventures III L.L.C.	Delaware, United States of America

4. Hany M. Nada	United States of America

5. Thomas K. Ng	United States of America

6. Jixun Foo	Singapore

7. Glenn Solomon	United States of America

8. Jenny Lee	Singapore

Item 2(d).	Title of Class of Securities:

Class A Common Stock

Item 2(e).	CUSIP Number:

852234 10 3

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not applicable.

CUSIP No. 852234 10 3	13G

Item 4(a).	Amount Beneficially Owned:

Item 4(b).	Percent of Class:

Item 4(c).	Number of shares as to which such persons have:

The following information with respect to the ownership of the Common Stock of the Issuer by the Reporting Persons filing this statement on Schedule 13G as of December 31, 2015:

Reporting Persons	Shares Held Directly	Sole Voting Power	Shared Voting Power (1)	Sole Dispositive Power	Shared Dispositive Power (1)	Beneficial Ownership (1)	Percentage of Class (1, 3)
Granite Global Ventures III L.P.	2,160,539	0	2,195,660	0	2,195,660	2,195,660	6.5%
GGV III Entrepreneurs Fund L.P.	35,121	0	2,195,660	0	2,195,660	2,195,660	6.5%
Granite Global Ventures III L.L.C. (2)	0	0	2,195,660	0	2,195,660	2,195,660	6.5%
Hany M. Nada (2)	0	0	2,195,660	0	2,195,660	2,195,660	6.5%
Thomas K. Ng (2)	0	0	2,195,660	0	2,195,660	2,195,660	6.5%
Jixun Foo (2)	0	0	2,195,660	0	2,195,660	2,195,660	6.5%
Glenn Solomon (2)	0	0	2,195,660	0	2,195,660	2,195,660	6.5%
Jenny Lee (2)	0	0	2,195,660	0	2,195,660	2,195,660	6.5%

(1)	Represents the number of shares of Common Stock of the Issuer currently held by the Reporting Persons.
(2)	Granite Global Ventures III L.L.C. serves as the General Partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon and Jenny Lee are Managing Directors of Granite Global Ventures III L.L.C. As such, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon and Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon and Jenny Lee own no securities of the Issuer directly.
(3)	Based on 31,717,133 shares of the Issuer’s Class A Common Stock outstanding as of December 31, 2015, as reported by the Issuer to the Reporting Persons, plus 2,195,660 shares of the Issuer’s Class B Common Stock held by the Reporting Persons as of December 31, 2015, which are treated as converted into Class A common stock only for the purpose of computing the percentage ownership of the Reporting Persons. The 2,195,660 shares of Class B Common Stock held by the Reporting Persons represent 0.65% of the Issuer’s outstanding Common Stock as of December 31, 2015, based on an aggregate total of 337,145,105 shares of Class A and Class B Common Stock outstanding as of December 31, 2015, as reported by the Issuer to the Reporting Persons, and represent approximately 0.71% of the combined voting power of the Issuer’s Class B Common Stock.

Item 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person:

Not applicable.

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

Not applicable.

Item 8.	Identification and Classification of Members of the Group:

Not applicable.

CUSIP No. 852234 10 3	13G

Item 9.	Notice of Dissolution of Group:

Not applicable.

Item 10.	Certification:

Not applicable.

CUSIP No. 852234 10 3	13G

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2016

GRANITE GLOBAL VENTURES III L.P.
GGV III ENTREPRENEURS FUND L.P.
BY: GRANITE GLOBAL VENTURES III L.L.C.
ITS: GENERAL PARTNER

By:	/s/ Hany M. Nada
Hany M. Nada
Managing Director

GRANITE GLOBAL VENTURES III L.L.C.

By:	/s/ Hany M. Nada
Hany M. Nada
Managing Director

/s/ Hany M. Nada Hany M. Nada

/s/ Hany M. Nada Hany M. Nada as Attorney-in-fact for Thomas K. Ng

/s/ Hany M. Nada Hany M. Nada as Attorney-in-fact for Jixun Foo

/s/ Hany M. Nada Hany M. Nada as Attorney-in-fact for Glenn Solomon

/s/ Hany M. Nada Hany M. Nada as Attorney-in-fact for Jenny Lee

CUSIP No. 852234 10 3	13G

Exhibit(s):

Exhibit 99.1:	Joint Filing Statement